EXHIBIT 99(a)




PEOPLES HERITAGE FINANCIAL GROUP, INC.               NEWS RELEASE



                           For Immediate Release
                     For Further Information, Contact
             Brian Arsenault, Corporate Communications Officer
                              (207) 761-8517
          James J. Kilbride, Chairman and Chief Executive Officer
                      Morse, Payson & Noyes Insurance
                              (207) 775-6000

               Peoples Heritage to Enter Insurance Business
             Purchasing Nation's 60th Largest Insurance Agency


     Portland, Maine, June 2, 1997 -- Peoples Heritage Financial Group, Inc. (NASDAQ:PHBK) announced today that it has signed a binding letter of intent to purchase Maine's largest insurance agency, Morse, Payson & Noyes Insurance. Morse, Payson & Noyes, with $125 million in policy premiums and 145 employees, will be operated as an independent wholly-owned subsidiary of the Company's lead bank, Peoples Heritage Bank. The insurance firm's management team and sales staff will remain in place.

     Morse, Payson & Noyes, incorporated in 1910, is one of the 60 largest privately owned insurance agencies in the country and the largest insurance
broker in Maine.   It operates nine offices in Maine, one in Massachusetts and
one in New Jersey.   It is the largest personal lines insurance agency in
Maine and one of the largest 25 in the country. Its product offerings include individual property and casualty insurance -- home, auto, boat etc. -- as well as commercial property and casualty insurance, medical, life, and disability insurance and long-term care coverage.

     William J. Ryan, Peoples' Chairman, President and Chief Executive Officer, said: "This purchase is a perfect strategic fit as we strive to
become a broader financial services provider in the northeast.   The community
focus of Morse, Payson & Noyes and its commitment to quality service is compatible with our corporate culture. Their product offerings are ideal for our customer base."

     James J. Kilbride, Chairman and Chief Executive Officer of Morse, Payson & Noyes, said: "This new strategic alliance will capitalize on the combined strengths of the two companies and allow us to become a stronger competitive force in our market area which is similar to the bank's. We are excited about the potential value associated with linking

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our insurance products, services, solutions and our experienced, professional staff with the bank's strong distribution system."

     Both Ryan and Kilbride stressed that they will actively seek opportunities to expand through the acquisition of other insurance agencies.

     The acquisition of Morse, Payson & Noyes is subject to the execution of a definitive agreement by the parties and the receipt of certain corporate and regulatory approvals, as well as customary conditions.

     Peoples Heritage Financial Group is a $5.5 billion multi-bank and financial services holding company headquartered in Portland, Maine. In addition to Peoples Heritage Bank, with 66 banking offices throughout Maine, the Company has two other banking subsidiaries: Bank of New Hampshire with 45 offices throughout New Hampshire and Family Bank, which operates 18 banking offices in northeastern Massachusetts and five offices in southern New Hampshire. The Company and its banking subsidiaries also operate through subsidiaries in trust and investment services, mortgage banking and leasing.